Exhibit 99.2


                       Capital Trust Q1 2005 Earnings Call
                       -----------------------------------

                                   May 5, 2005

         Conference Coordinator:

         Hello and welcome to the Capital Trust first quarter 2005 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today's call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company's and its Funds' loan and investment portfolios; the continued maturity and satisfaction of the Company's portfolio assets; as well as other risks contained in the Company's latest Form 10K and Form 10Q filings with the Securities and Exchange
Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

         There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

         John Klopp:

         Good morning everyone. Thank you for joining us and for your continuing interest in Capital Trust.

         Last night we reported our results for the period ended March 31, 2005 and filed our 10-Q. It was a very busy quarter once again and a very good start to the year. GAAP net income was $9.2 million (or 60(cent) per share fully diluted), slightly down from $9.5 million in Q4 (when we had some fairly significant non-cash, non-recurring items) and


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roughly triple our earnings from last year's first quarter.  Brian will give you the details in a moment.

         Our business can be boiled down to three essential ingredients: originating new investment opportunities, managing our risk exposure and efficiently financing our assets. When we get it right, the combination allows us to produce steady, growing streams of current income for our shareholders and investors, which we believe is CT's primary mission. On all three fronts, we had significant success in the first quarter of 2005.

         In an admittedly tough origination environment, we closed $206 million of new investments for the balance sheet plus another $166 million for Fund III. We also had a number of payoffs during the quarter and, unfortunately, the payoffs came early and the originations came relatively late, so pure timing cut into our net interest income somewhat. Overall, we are pleased with our production numbers for the first quarter and our pipeline for the second quarter is very strong.

         For the balance sheet, our focus continues to be on lower risk B Notes which carry lower credit spreads but, when leveraged efficiently, produce great risk-adjusted ROE's. At a point in the cycle when everyone is worried about frothy valuations and rising interest rates, we have purposely dialed down our risk profile and the results are clear: average loan-to-value is lower, debt service coverage is higher and, with the exception of that one old $3 million loan we spoke about on our last conference call, 100% of our assets in all of our portfolios are performing.

         Efficient leverage is the third key ingredient, and we are very pleased with the execution that we accomplished on our second CDO in mid-March. Designed to be a


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complement  to our  first  CDO  last  summer,  this  one  allows  us to  finance higher-grade collateral on an extremely cost-effective basis. With an investment grade advance rate of 88.5% at a cost of LIBOR + 49 basis points, this new financing drives our ability to pursue lower risk assets while still achieving our return targets.

         CDOs have dramatically transformed the way we finance our business. Compared to a year ago when virtually all of our debt took the form of fairly short term, mark-to-market, recourse credit facilities, today 83% of our liabilities are term-matched, non mark-to-market CDOs and the Company has no recourse debt on its balance sheet. At the same time, the all-in cost of our liabilities has decreased from 4.9% to 4.2% while average LIBOR has increased 150 basis points. If you add in the subordinated debentures, the decrease is even more impressive: 6.5% to 4.2% today.

         In addition to driving down the cost of our capital, increased leverage capacity means increased liquidity, and at March 31, CT has over $100 million of available liquidity to make new investments. As the year unfolds, our job is to deploy that capital into accretive investments.

         In the first quarter, we also received our first incentive management fee payments from CT Mezzanine Partners II, roughly 4 years after the fund made its initial investment. As Fund II continues to wind down, additional incentive management fees will be collected. We believe that our investment management business is an important component of Capital Trust's business model, allowing us to leverage our equity capital and our platform to create a steady stream of co-investment income, base management fee income and, over time, incentive management fees. The investment period of Fund


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III expires this summer,  and we are currently  hard at work  designing our next fund offering.

         The proof is in the pudding, and we increased our dividend again in the first quarter, from 50(cent) per share to 55(cent). As we always say, we will continue to assess our payout as the year progresses and we will set our dividend at a level that we feel is comfortably sustainable. I will now pass it over to Brian to go over the financials in greater detail.

         Brian Oswald:

         Thank you John and good morning everyone.

         Since John has discussed the highlights for the quarter, I'll get right into the numbers. First, the balance sheet:

         At quarter end, total assets topped $1 billion increasing 14% from $878 million at December 31, 2004. The primary drivers of the increase were new loan originations of over $200 million. Offsetting these increases were loan amortization and repayments totaling $77 million.

         In March, we issued our second CDO secured by $337.8 million of B Notes, Mezzanine Loans and CMBS. This financing is designed to allow us to originate lower risk business at lower spreads and create attractive returns on equity. In this CDO transaction, the Company sold $298.9 million of floating rate investment grade notes with a weighted average coupon of LIBOR plus 49 basis points, or LIBOR plus 70 basis points when the amortization of all fees and expenses is included. The structure is term and index matched, non mark-to-market, non-recourse and provides for a five-year


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reinvestment  period that  allows the  principal  proceeds  from  repayments  of collateral assets to be reinvested in qualifying replacement assets.

         With our second CDO issuance, we have restructured the manner in which we finance our business. Proceeds from the CDO financing were used to pay down outstanding borrowings on the Company's credit and repurchase facilities. As of March 31, 2005, we had no recourse borrowings and 83% of our debt was in the form of CDOs. We plan to continue to use CDO's in the future to efficiently finance existing assets and new business. We also continue to achieve reduced spreads on our existing credit facility and repurchase obligations, allowing us to further reduce the cost of our borrowings.

         We reported net income of $9.2 million for the quarter ended March 31, 2005, more than a 200% increase over the $3.0 million reported for the same period in the prior year. On a per share basis, net income of 60 cents per share for the first quarter of this year represents an increase of 14 cents per share over the first quarter of 2004. The major drivers of this increase were the higher levels of net interest income from the increase in average interest earning assets and reductions in financing costs, plus the receipt of incentive management fees from Fund II.

         The issuance of two CDOs allowed us to finance our significant asset growth while still maintaining a high level of liquidity. Average interest earning assets increased from $385 million in the first quarter of 2004 to $822 million in the first quarter of 2005. As credit spreads in the market continue to tighten and we focus our balance sheet more on senior B Notes, the average rate on our interest earning assets decreased 1.8% year over year from 9.4% in the first quarter of 2004 to 7.6% in the first quarter of 2005. Utilizing the two CDO financings, converting the subordinated debentures to common


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stock and negotiating  reduced spreads on other debt, we were able to reduce the
average  rate  paid  on  our  interest   bearing   liabilities   (including  the
subordinated debentures) by 35% from 6.5% in the first quarter of 2004 to 4.2% in the first quarter of 2005.

         Other revenues increased by $4.0 million from $2.5 million for the three months ended March 31, 2004 to $6.5 million for the three months ended March 31, 2005. The increase is primarily due to the receipt of incentive management fees from Fund II of $6.2 million during the first quarter of 2005. In connection with this receipt, the general partner of Fund II expensed a portion of the costs that it capitalized when it formed Fund II. This expensing decreased CT's equity investment by approximately $1 million. In addition, the Company recorded the effects of the incentive management fee payment on its limited and general partner co-investments in Fund II as a reduction in the Company's equity investment of approximately $850,000. Also during the quarter, management fees and co-investment income from Fund II decreased due to lower levels of investment in 2005 as the fund winds down.

         Other income statement effects of the receipt of the incentive management fees included a contractual payment to employees of 25% of the related incentive management fees or $1.6 million, which is included in G&A, and the recording of $1.7 million of income tax expense related to the receipt of incentive management fees through our taxable REIT subsidiary. The net effect of the receipt of the incentive management fee was a $1.1 million increase in net income.

         Comparing this quarter to last quarter, interest income was up $304,000 due to an increase in average earning assets, which increased from $775 million in the fourth quarter to $822 million in the first, and an increase in average LIBOR, offset by a


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decrease  in average  spreads as we  continue to  originate  lower risk  assets.
Furthermore, virtually all $200 million of new loan originations occurred at the end of the quarter and will have full impact in future quarters.

         Comparing this quarter to last quarter, interest expense increased primarily due to increases in LIBOR offset by the new CDO financing which occurred late in the quarter and will generate additional savings in future periods.

         We remain committed to maintaining an asset/liability mix which minimizes the negative effects of changes in interest rates on our future results. In the current interest rate environment, we are maintaining a net positive floating rate exposure on our balance sheet, with $174 million more floating rate assets than floating rate liabilities. Based upon assets, liabilities and hedges in place at March 31st and taking into account floors in place on some of our loans receivable, each increase in LIBOR of 100 basis points would increase annual net income by approximately $1.8 million.

         As a result of the new investment activity in the first quarter, our debt-to-equity ratio increased during the quarter from 1.7-to-1 at December 31, 2004 to 2.1-to-1 at March 31, 2005. As we continue to utilize existing liquidity to fund our investment activity, we expect that our debt-to-equity ratio will increase further.

         Our liquidity position remains very strong, and we currently have approximately $115.9 million of liquidity, including cash on hand and available borrowings under our committed credit facilities. We believe that this level of liquidity is more than adequate to fund our near term needs, including originations of new loans and investments for our balance sheet.


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         In March,  we declared a dividend of 55 cents per share,  up 5 cents or
10% from the 50 cents of the previous quarter, payable to holders of record on March 31st. The dividend was paid on April 15th.

         Our book value per share of $20.78 at March 31st includes 196,000 shares representing in-the-money options, in addition to the 15.1 million shares outstanding at that time. This compares with the $20.79 reported at December 31, 2004, which included 174,000 shares of in-the-money options, in addition to the
15.1 million shares outstanding at that time.

         That wraps it up for the financials, and at this point, I'll turn it back to John.

         John Klopp:

         Thanks, Brian. At this point, we will open it up for any of your questions.

         Conference Coordinator:

         If you would like to ask a question, please press star and one on your touchtone phone. To withdraw your question, press the pound sign.

         Again, if you would like to ask a question, please press star and one on your touchtone phone at this time.

         Our first question comes from Donald Destino with JMP Securities. Please go ahead.

         Donald Destino:

         Brian mentioned what happens to earnings with a 100 basis point increase to LIBOR; can you talk about how increases to short term rates affect credit and how you can feel comfortable that your coverage ratios are going to hold up in a higher rate environment?


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         John Klopp:

         It is a very good question because looking at the impact of increasing short term rates on the income statement in a vacuum can be dangerous. We feel very comfortable about the ultimate impact on the credit of our portfolio assets for two primary reasons:

         The first factor is the absolute standard in the marketplace for the kinds of floating rate assets that we originate that the borrower be required to implement some form of interest rate management at the loan level. This means that the lenders require caps or swaps to be put in place for the entire amount of the loan, including our subordinate portion, at the outset, or else the loan does not get made. Therefore, there is interest rate protection against the divergence that would occur if rates increased while cash flow did not increase that is included at the loan level in our underlying assets.

         The second factor is the cash flow yields that we underwrite in our investment programs. In other words, as we have said repeatedly, we finance cash flow, we underwrite the properties and size our exposure on a cash flow coverage basis and if you look at the NOI (or net operating income) from the underlying collateral compared to our last dollar of debt, we have very significant cash flow coverage to our debt position. NOI divided by last dollar of debt effectively gives you a metric that translates into how well these assets perform in a higher interest rate environment and we feel very comfortable that the underlying cash flow from our collateral is more than adequate to withstand a fairly significant increase in rates.

         We do not assume, and have not assumed in the last couple of years when rates have been historically quite low, that that situation will continue because that is not a good way to make sure that an exit is possible at the maturity date of the asset.


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         Donald Destino:

         Can you talk a little bit about the warehousing risk, if any, you take making loans that will ultimately end up being put into a CDO but have to be warehoused on the balance sheet to fill that execution?

         John Klopp:

         We have been able to negotiate and put in place very cost effective warehousing lines with the expectation that they will be used to finance assets that will be dropped into the CDOs when underlying collateral in that pool repays. So in a warehousing context, there is some difference but there is not a significant difference between the cost of our financing during a warehouse period and the cost when we ultimately drop assets into the CDO. We are financing floating rate assets with floating rate liabilities. Therefore, we do not have the same kind of risk that you might have if you were warehousing fixed rate collateral which bears risk of both interest rate movement and/or spread movement because effectively, we have locked in the spread on our financing making us index matched floating to floating.

         Donald Destino:

         That is actually the last part of my question. If you are not taking a ton of risk because you are making loans that are being financed on the warehouse with an expectation that it makes sense to finance them at spreads that are available in the CDO market, what happens if spreads widen before you execute those CDOs and you end up with loans that aren't going to return what you were hoping when you originated?

         John Klopp:


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         It is actually the  opposite  because we have locked in the cost or the spread of our financing for an extended period of time. Our newest CDO has a five year reinvestment period which means that we can use it as a revolving credit facility. If spreads increased as a result of increasing rates, shifting curves, or dynamics in the credit market, we would still have locked in the spread on our financing. We would originate assets under that scenario at wider spreads and make more money.

         Conference Coordinator:

         We'll move next to Don Fandetti from Smith Barney. Please go ahead.

         Don Fandetti:

         Can you provide an update on spreads in the B Note/mezz market over the last 90 days?

         John Klopp:

         Steve Plavin is here, our Chief Operating Officer who runs our investment business on a day to day basis. He is the closest to the market so let's hear his thoughts.

         Steve Plavin:

         The trend on spreads is that they continue to tighten. The degree of tightening has begun to narrow a little bit; it is the absolute level of the spread that has gotten quite low. The greatest degree of spread tightening has been on the loans that have the most universal appeal, loans secured by a midtown Manhattan asset for example. We have seen spreads stabilize for assets that are not primary assets in primary markets and assets that are tougher for the German banks and the insurance companies to underwrite. The origination environment actually is very robust right now. The challenge is the deals that have the broadest appeal to the widest number of prospective mezzanine lenders.


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         Don Fandetti:

         Just to clarify, have spreads on the B Notes that you are targeting really moved much this quarter versus last quarter?

         Steve Plavin:

         We target a broad array of assets in our investment programs. The large urban asset spreads are continuing to tighten but we also have a program originating smaller B Notes and mezzanine loans that have not seen spreads continue to tighten like those of the large urban assets. In fact, our small loan spreads are relatively stable while the larger urban asset spreads continue to tighten.

         Don Fandetti:

         You have done a good job in terms of managing your prepayments and they have been fairly low. Can you talk about your outlook going forward on prepayments?

         John Klopp:

         The truth is that they are not particularly easy to predict or manage. On a quarter to quarter comparison basis, sometimes you will see more repayments or faster repayments in terms of timing within a quarter as we experienced in the first quarter of this year. For example, we received some relatively large prepayments fairly early in this quarter. We worked very hard to originate a very good flow of new assets on the balance sheet and yet a lot of that was back-end loaded. It is not as predictable or as manageable as you are giving us credit for, to be honest.

         That said, we work with the borrowers to try to keep assets on the books. We have had a couple of instances, both on balance sheet and in our funds, where it was clear that the borrower had the capacity to refinance at a lower spread simply because the asset


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had  improved  and the market  spread had  moved.  We are in contact  with those borrowers as constantly as we can be and we have been able to save a few of those assets. The way we saved them was by being willing, and able (with our financing), to cut our spreads somewhat.

         Don Fandetti:

         Is there anything you can help us think about in terms of your earlier conversation about locking in your spreads or your debt cost on your CDO? Let's say the market continues to tighten and spreads roll down for a period of time, essentially your spread on your CDO just compresses. Any commentary there?

         John Klopp:

         We have seen a diminution of the relentless spread tightening, at least in the last 90 days or so. We are not seeing the same kind of pressure that we had seen through the course of 2004. If spreads continue to tighten dramatically that could squeeze our returns using CDOs because we have effectively locked in the cost of borrowing. But let's be clear, the cost of the financing that we have put in place creates very adequate, very nice ROEs in the current spread environment allowing us to tolerate some degree of spread tightening. If you see how far spreads have already come in, they are very tight now compared to historical levels and I don't know how much further they can come in.

         Don Fandetti:

         My last question is a financial question regarding your 10Q; it looks like you have $83 million of floating rate loans maturing in '05. Are they clustered in any particular quarter or back-end weighted?

         John Klopp:


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         The maturities are reasonably spread throughout the year.

         Brian Oswald:

         We do not expect to see any large repayments in the next quarter.

         John Klopp:

         Keep in mind that floating rate assets do not carry a lot of call protection. We put contractual maturities in the schedule in our 10Qs and 10Ks and, back to your previous question, we can get prepayments that occur on a non-scheduled basis.

         Brian Oswald:

         The contractual maturities in our financials are generally the initial maturity and most of these loans have extension options allowing them to remain outstanding longer than the contractual maturity date.

         Don Fandetti:

         Any thoughts in terms of CTL real estate assets or are you guys just going to remain a lender?

         John Klopp:

         We have thought about and explored complementary businesses that use our skills in the categories of credit underwriting and financial structuring. CTLs could theoretically fit that bill in terms of an adjacent area that has similar kinds of requirements for success. But there is nothing at this point that we are pursuing in that sector.

         One of the things that we have always liked about our business is the diversity and the spreading of risk which results from multi-tenant situations. We have always


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tried to avoid binary risk assets and,  depending  upon how you do it in the CTL sector, you could be taking on single credit risk which can have interesting results.

         Conference Coordinator:

         Again, if you would like to ask a question, please press star and one on your touchtone phone at this time.

         We'll move next to Dan Welden from Jefferies. Please go ahead.

         Dan Welden:

         Could you outline the characteristics of what you think Fund IV might look like?

         John Klopp:

         It will have similar characteristics to our previous funds. Our goal is to create investment strategies that are designed to produce high levels of current income with downside protection and relatively low volatility by investing in the real estate structured finance area. We are still thinking and working on it but I think you will see something from us in the coming months.

         Dan Welden:

         In terms of the direction of the credit quality you are going to target, you have said that you have gone up in the spectrum to avoid some of the competition occurring lower in the spectrum. As you look further out and try to broaden your reach, do you think your CDO would be focused even further up in the spectrum toward triple-Bs?

         John Klopp:

         The exercise over the last year has been to expand our reach both up and down the credit spectrum but particularly up the credit stack towards assets that carry somewhat


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lower risk and that can be financed with the new CDO  technology to produce good solid risk adjusted returns.

         We are certainly getting more involved in B Notes and that takes you closer and closer to triple-B rated securities. We own a fairly large portfolio of CMBS on our balance sheet today and we would certainly look at other strategies to extend and continue investing in that area.

         Conference Coordinator:

         Our next question comes from Jerry Kahn with William Harris Investors. Please go ahead.

         Jerry Kahn:

         With regard to Fund III, the investment period is about to end, how much more do you have that you could invest and what is the likelihood that you'll get that done or that you will keep pace with the first quarter or how is that going?

         John Klopp:

         We are busy and doing well in Fund III. It has not been easy, as we have said on prior calls.

         Jerry Kahn:

         But you did get out $166 million in Q1; that was pretty good.

         John Klopp:

         That is pretty good. And we feel good about that number. We also feel good about the underlying assets behind the production volume. We think that we are on track. Let me give you a little context. Fund II had its 24-month investment period from the spring of '01 to the spring of '03. We made 40 separate investments aggregating just


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about  $1.2  billion.  We think we are on track to come close to that same total gross production number for Fund III over its investment period which is June of '03 through June of '05.

         Spreads are certainly compressed and as a result, we believe that the total returns will be down a bit when comparing Fund II to Fund III. But still, on a risk adjusted basis and on a comparative basis to other investment alternatives, we think the yields will be good and the credit quality has been very strong.

         Jerry Kahn:

         If you hit that target, that is $1.2 billion, right?

         John Klopp:

         Yes.

         Jerry Kahn:

         Okay. And I have another question for you.

         Looking at your FFO of 60 cents, can you help me adjust that for the effect of the incentive fees? The way I look at it you earn a little over $6 million but you have to pay out $1.2 million plus you had taxes. How much of that $6.2 million actually ended up in FFO? And on the other hand, you reduced your investment in Fund II so I am not sure how to get to the right numbers.

         John Klopp:

         In terms of FFO, our reported numbers are really geared towards GAAP net income which is a little bit different. We received $6.2 million in cash incentive management fees. A portion of that had been previously allocated to employees (approximately $1.5 million or 25%). We took some non-cash expenses or charges


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which  essentially  wrote off previously  capitalized costs and we have provided for taxes in our financial statements for GAAP purposes. When you boil that down, the net impact on a GAAP earnings basis was, as we said in the press release, a little over $1 million or about 7 cents a share for the quarter. Back that out and you get to the 53-54 cent range without the incentive management fee for the first quarter on a GAAP basis.

         Conference Coordinator:

         We will take a follow up question from Donald Destino with JMP Securities.

         Please go ahead.

         Donald Destino:

         Last quarter, you talked a little bit about having some additional interest in fixed rate CMBS product. Any update there?

         John Klopp:

         Nothing substantive in the first quarter; our primary focus was on getting the CDO done and adding those assets. Clearly, one of our objectives is to lengthen out our duration because one of the issues in our current book of business is that the assets are relatively short and not call protected. Again, one of our objectives is to explore ways to lengthen out the duration of our asset base and explore investment areas that are comparable and complementary to what we do now. Longer term CMBS is one of the things on our agenda but in the first quarter there were no real changes in our portfolios and no real initiatives in that direction, but we are ready. One of the exercises last year was getting our special servicer ratings in place as well as increasing our asset management infrastructure and systems, and all of that is now in place. As we move forward through the year we will focus on that sector.


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         Donald Destino:

         Allow me two more, one maybe long and one hopefully very quick question. Could you handicap the possibility over the next 18 months that you would be in the investment period of more than one managed fund, in other words, you would be pursuing a couple of strategies at the same time rather than focusing on investing in one fund at a time?

         John Klopp:

         Yes. I think that is possible. It is clearly something that we are working on and the non-answer as to what Fund IV is going to look like is part of us trying to design a program which is reflective of the market opportunities that are out there, sensitive to the desires of our private equity fund investors, and makes sense relative to our balance sheet investment activities which are also part of the mix for Capital Trust.

         The short answer is yes. I am not sure that I would put a percentage or a handicap on it, but that clearly is something that we are looking at and would hope to be able to achieve. The investment management business gives us operating leverage that is an important component part of our overall business plan.

         Donald Destino:

         Got it. Finally, in terms of the delta between the all-in cost and the actual coupons on your first CDO relative to your second CDO, the first CDO looks like the expenses above and beyond the coupons were a lot lighter. Am I not interpreting that correctly or is there some reason why the second one would be less expensive than the first one and is there any further improvement available there?

         John Klopp:


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         The add-on was  relatively  comparable.  Let's go through the math. The raw cost for CDO 1 was LIBOR plus 63 and the calculated all-in cost was LIBOR plus 104. For the second CDO, the raw cash cost was under 50 basis points over LIBOR, LIBOR plus 49, and when we add in all the fees including the upfront distribution cost, legal costs and other fees, the all in effective cost was about LIBOR plus 70 as we stated in the press release.

         Actual costs were down a little in CDO 2. Having done it once before, we were able to do it more effectively and efficiently with slightly lower underwriting costs. Also, there is a longer reinvestment period in the second CDO, a five-year reinvestment period as opposed to four in last summer's transaction, which allows us to have a longer period of re-usage on the financing which is important because it allows for a longer amortization period.

         Donald Destino:

         Got it. Thank you.

         Conference Coordinator:

         It appears there are no further questions.

         John Klopp:

         Thank you all for your interest and your confidence in Capital Trust. We will see you next quarter.

         Conference Coordinator:

         That concludes the Capital Trust First Quarter 2005 Conference Call. A recorded replay of the conference call will be available from noon today, May 5th, through


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Page 21


midnight on May 19th. The replay call number is 888-214-9525 or 402-220-4936 for international callers.

         Thank you and have a great day.

                                       END